Exhibit 99.2

Contact:	Thomas D. Mino, President & CEO 425-415-6900

Lumera Corporation Prices Initial Public Offering

Bothell, Wash, - July 22, 2004, Lumera Corporation, (Nasdaq: LMRA), announced today the initial public offering of 6,000,000 shares of common stock at $6.95 per share. Lumera has granted the underwriters an option to purchase up to an additional 900,000 shares to cover over-allotments. Lumera’s stock is expected to begin trading on July 23rd on the Nasdaq National Market under the symbol “LMRA”. Until the completion of the offering, Lumera is a majority-owned subsidiary of Microvision, Inc. (Nasdaq: MVIS).

The offering was made through an underwriting syndicate led by Paulson Investment Company, Inc., with I-Bankers Securities Incorporated acting as co-manager. Copies of the prospectus may be obtained from Paulson Investment Company, Inc., Syndicate Department, Suite 200, 811 SW Naito Parkway, Portland, OR 97204, or by phone at (503) 243-6000.

Lumera was founded in 2000 and has developed substantial expertise in nanotechnology to develop polymer materials and products based on those materials for a broad range of applications, including wireless antennas and systems, biotechnology disposables, electro-optic devices and polymer-based products for government applications.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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